Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2 of Easy ESL Publishing Inc of our report dated August 10, 2007 on our audit of the financial statements of Easy ESL Publishing Inc as of the three months ended April 30, 2007 and the year ended January 31,2007, and the related statements of operations, stockholders’ equity and cash flows from Inception November 9, 2006 through April 30, 2007 and for the periods then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

August 21, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501